UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2014

Herbalife Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	1-32381	98-0377871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman Cayman Islands	KY1-1106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: c/o (213) 745-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 7, 2014, Herbalife Ltd. (“Herbalife”) issued $1.0 billion aggregate principal amount of its 2.00% Convertible Senior Notes due 2019 (the “Base Notes”), and on February 12, 2014, Herbalife issued an additional $150.0 million aggregate principle amount of its 2.00% Convertible Senior Notes due 2019 (the “Option Notes” and together with the Base Notes, the “Notes”) to certain initial purchasers (collectively the “Initial Purchasers”). The Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Notes are governed by an indenture, dated as of February 7, 2014 (the “Indenture”), between Herbalife and Union Bank, N.A., as trustee.

The Notes will bear interest at a rate of 2.00% per year payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning on August 15, 2014. The Notes will mature on August 15, 2019, unless earlier converted or repurchased. The Notes are convertible, in certain circumstances, into Herbalife’s common shares. In the event of a fundamental change, as defined in the Indenture, the holders of the Notes may require Herbalife to purchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. Holders of the Notes who convert their Notes in connection with a fundamental change may be entitled to a make-whole premium in the form of an increase in the conversion rate. See Item 3.02 below for additional information regarding the conversion rights of the holders of Notes. Additionally, if an event of default with respect to the Notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the Notes and accrued and unpaid interest, if any.

The Notes and the underlying common shares issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In connection with the sale of the Notes, Herbalife entered into capped call transactions with one or more of the Initial Purchasers or their respective affiliates. Herbalife paid approximately $124 million to fund payment of the cost of the capped call transactions, subject to adjustment based on the market price of the common shares over a five trading day period immediately following pricing of the Notes. The capped call transactions will cover, subject to customary anti-dilution adjustments, the aggregate number of common shares underlying the Notes and are expected generally to reduce potential dilution to the common shares upon conversion of the Notes in excess of the principal amount of converted Notes.

In connection with the sale of the Base Notes, Herbalife paid approximately $686 million to enter into prepaid forward share repurchase transactions with the forward counterparties, pursuant to which Herbalife purchased approximately 9.9 million common shares for settlement on or around the maturity date for the Notes, subject to the ability of each forward counterparty to elect to settle all or a portion of its prepaid forward share repurchase transaction early. The number of common shares that Herbalife will ultimately repurchase under the prepaid forward share repurchase transactions is subject to customary anti-dilution adjustments. The prepaid forward share repurchase transactions are generally expected to facilitate privately negotiated derivative transactions between the forward counterparties and investors in the Notes, including swaps, relating to the common shares by which investors in the Notes establish short positions relating to the common shares and otherwise hedge their investments in the Notes concurrently with, or shortly after, the pricing of the Notes. The forward counterparties or their respective affiliates generally expect to, but are not required to, enter into privately negotiated derivative transactions with investors in the Notes from time to time.

Item 3.02	Unregistered Sales of Equity Securities.

As discussed above, on February 7, 2014, Herbalife issued $1.0 billion aggregate principal amount of its 2.00% Convertible Senior Notes due 2019 to the Initial Purchasers and on February 12, 2014, Herbalife issued $150 million aggregate principal amount of its 2.00% Convertible Senior Notes due 2019 to the Initial Purchasers. The Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Notes are convertible, as described below, into common shares at an initial conversion rate of 11.5908 common shares per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $86.28 per common share, subject to adjustment. If the Notes convert, they will be convertible into cash up to their principal amount and common shares for conversion value in excess of the principal amount, if any.

Holders of the Notes may freely convert their Notes on or after May 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date. Prior to May 15, 2019, holders may convert their Notes under any of the following conditions:

•	during any calendar quarter commencing after March 31, 2014 (and only during such calendar quarter), if the last reported sale price of the common shares for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the applicable conversion price on each applicable trading day;

•	during the five consecutive business day period immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of such five-day measurement period was less than 98% of the product of the last reported sale price of our common shares and the applicable conversion rate on such trading day; or

•	upon the occurrence of customary specified corporate events.

The offering of the Base Notes closed on February 7, 2014 and the offering of the Option Notes closed on February 12, 2014. The Initial Purchasers’ aggregate discounts were approximately $25.9 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Ltd.

February 13, 2014	By:	/s/ Jim Berklas
		Name:	Jim Berklas
		Title:	Associate Corporate Secretary